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                                                                   Exhibit 99.01


EXODUS TO ACQUIRE GLOBAL ONLINE OF JAPAN

Accelerates Entry into the Japanese Market

November 23, 1999 -

Exodus Communications(TM), Inc. (NASDAQ: EXDS), a leader in complex Internet hosting and managed services, today announced it has entered into a definitive agreement to acquire Global OnLine Japan Co., Ltd. (GOL) of Tokyo, Japan. GOL is one of Japan's longest established and most innovative Internet solutions providers. The acquisition of GOL enables Exodus to accelerate its entry into the Japanese market and expand its managed service offerings and international customer base.

GOL provides Internet access and a range of services, including Internet hosting, comprehensive web design and e-commerce solutions. GOL has an extensive network within Japan that includes network exchange points with 38 Japanese ISPs.

Roger J. Boisvert, President and CEO of GOL, will become President and Representative Director of Exodus Communications, K.K., a Japanese subsidiary of Exodus that will be the successor to GOL. "The GOL team is excited to join the Exodus international family," said Mr. Boisvert. "We intend to continue to provide our clients with the high-quality service they are accustomed to, while expanding our capabilities to provide the complex web hosting solutions Exodus is known for. Our customers will benefit from Exodus' Internet expertise, worldwide backbone, advanced network infrastructure, managed service offerings and world-class customer service."

"We are pleased to welcome the Global OnLine team to Exodus. GOL is a proven leader in the Japanese Internet market," said Ellen M. Hancock, President and CEO of Exodus. "The addition of GOL enables us to expand quickly into the Japanese marketplace and significantly enhance our position as a worldwide leader in the complex Web hosting market."

GOL brings a team of more than 70 bilingual Internet application, network engineering, and customer service professionals to Exodus. Exodus plans to accelerate its entry into Japan by utilizing GOL's considerable expertise and knowledge of the Japanese marketplace. In September, Exodus secured $105 million international network capacity, partially to support its Japanese expansion plans.
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"The acquisition of GOL is the first step in establishing Exodus as the leading provider of complex web hosting services in the Asia Pacific region," said Bob Weingarten, General Manager for Exodus Asia Pacific."This region is increasingly important to our existing customer base and emerging as a base for high-growth Internet companies."

Subject to normal and customary closing conditions, the transaction is expected to close by the end of December 1999. Exodus expects to account for the acquisition as a purchase.

About Global OnLine
GOL is one of Japan's benchmark Internet Service Providers. Headquartered in Shinjuku, Tokyo, GOL offers a comprehensive range of Internet services backed by superior technical support. Roger J. Boisvert, President and CEO of GOL, established the first government authorized commercial Internet Service Provider in Japan in 1993. He went on to found GOL in 1994 and subsequently obtained financing from a number of investors including J.H. Whitney & Co., Stamford, Conn. Services include leased line services, system integration services, Intranet solutions, SOHO solutions, complex Web development, hosting services and e-commerce solutions.

About Exodus Communications
Exodus Communications is a leading provider of Internet system, network management solutions and technology professional services for enterprises with mission-critical Internet operations. Exodus manages Internet Web sites and its network infrastructure from 16 Internet Data Centers (IDCs) located in the United States and Europe. Exodus currently has IDCs located in the Austin, Boston, Chicago, London, Los Angeles (2), New York (2), Seattle (2), Silicon Valley (4) and Washington, D.C. (2) metropolitan areas. Exodus has announced the planned addition of three additional IDCs and three international server hosting sites by the end of 1999, bringing the total number of Exodus sites to 22 worldwide. More information on Exodus can be found at http://www.exodus.net
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